EXHIBIT 99.1

Antigenics Reports Third Quarter 2010 Financial Results

Conference Call Scheduled for Today at 11:00 a.m. Eastern Time

LEXINGTON, Mass., Oct. 28, 2010 (GLOBE NEWSWIRE) -- Antigenics Inc. (Nasdaq:AGEN) reported today its results for the quarter ended September 30, 2010. The company incurred a net loss attributable to common stockholders of $5.9 million, or $0.06 per share, basic and diluted, for the third quarter of 2010, compared with a net loss attributable to common stockholders of $10.8 million, or $0.13 per share, basic and diluted, in the third quarter of 2009. For the nine months ended September 30, 2010, the company incurred a net loss attributable to common stockholders of $20.1 million, or $0.21 per share, basic and diluted, compared with a net loss attributable to common stockholders of $32.8 million, or $0.43 per share, basic and diluted, for the comparable period in 2009. The company's net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the three months ended September 30, 2010 and 2009 was $4.4 million and $5.8 million, respectively. The company's net cash burn for the nine months ended September 30, 2010 and 2009 was $14.0 million and $21.3 million, respectively. The 2010 results primarily reflect the company's continuing support of Oncophage® vaccine as well as its cost containment efforts. Cash, cash equivalents, and short-term investments were $24.4 million as of September 30, 2010.

Corporate Update

  GlaxoSmithKline recently initiated a Phase 3 clinical program testing a vaccine containing Antigenics' QS-21 Stimulon® immune adjuvant for the prevention of shingles. With the initiation of this program, there are now four QS-21-containing vaccines currently being tested in Phase 3 clinical trials. The first products containing QS-21 are expected to be launched in 2013/2014. Additional Phase 3 programs include vaccines for malaria, melanoma and non-small cell lung cancer. Antigenics is entitled to milestone payments as these programs advance, as well as royalties for at least 10 years after commercial launch. The cost of developing and marketing these vaccines is assumed by the company's licensees.
  Recent Phase 1 data for AG-707, our therapeutic vaccine candidate, showed that 100% of evaluable patients receiving AG-707 with QS-21 demonstrated a statistically significant CD4+ T-cell response to HSV-2 antigens, and a majority of those patients (63%) demonstrated a CD8+ T-cell response. Eliciting both of these types of immune responses is a first of its kind achievement in herpes therapy. We are currently seeking partners for the further development of AG-707.
  Enrollment continues in two Phase 2 clinical trials testing Oncophage® vaccine in recurrent and newly diagnosed glioma, or brain cancer. The trials are being led by Dr. Andrew Parsa of the University of California, San Francisco (UCSF) and are supported with funding from American Brain Tumor Association, Accelerated Brain Cancer Cure, National Brain Tumor Society, and the National Cancer Institute Special Programs of Research Excellence. Data from the first 32 recurrent glioma patients showed median survival of 44 weeks compared with a historical median of 26 weeks. All patients tested exhibited a significant generalized innate immune response, and 92% showed an adaptive tumor-antigen specific immune response demonstrated by a significant increase in CD4+ and CD8+ T-cell responses.
  A second glioma trial has been underway in newly diagnosed patients. This trial involves the administration of Oncophage in combination with radiation and Temodar (Merck; temozolomide). Based on encouraging early results from this trial, it is now expanding to include over 9 leading brain tumor research centers in the United States.
  Antigenics is collaborating with UCSF on the design and execution of a Phase 1 trial testing Oncophage in pediatric brain tumors.
  The company continues to explore development and commercial partnerships for Oncophage on both a global and regional basis in both renal cell carcinoma (RCC; kidney cancer) and glioma.
  Antigenics is pursuing several collaborations to test Oncophage in combination with other investigational and/or commercially available therapies that may work synergistically to improve the efficacy of Oncophage in late stage cancers.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 18732304. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on March 28, 2011. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 18732304. The replay will also be available on the company's website approximately two hours after the live call.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

The Antigenics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

This earnings release contains forward-looking statements, including statements regarding development, commercialization and partnering efforts; clinical trial activities; data, results and timelines of the company and its licensees and collaborators; and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure local distributors, service providers, and payment mechanisms in Russia; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Antigenics' dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Annual Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2010. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenue	$ 624	$ 896	$ 2,366	$ 2,787

Operating expenses:
Cost of sales	65	--	123	--
Research and development	2,822	3,747	10,082	13,680
General and administrative	2,624	3,515	8,958	11,589

Operating loss	(4,887)	(6,366)	(16,797)	(22,482)

Other expense, net	820	4,246	2,693	9,695

Net loss	(5,707)	(10,612)	(19,490)	(32,177)

Dividends on Series A convertible preferred stock	(198)	(198)	(593)	(593)

Net loss attributable to common stockholders	$ (5,905)	$ (10,810)	$ (20,083)	$ (32,770)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.06)	$ (0.13)	$ (0.21)	$ (0.43)
Weighted average number of common shares outstanding, basic and diluted	99,097	85,802	95,307	75,335

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2010	December 31, 2009

Cash, cash equivalents, and short-term investments	$ 24,404	$ 30,065
Total assets	36,616	45,874
Total stockholders' deficit	(25,080)	(16,975)
CONTACT:  Antigenics Inc.
          Investors:
          Shalini Sharp
          800.962.2436